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                                                                       USA
                                                                   TECHNOLOGIES
                                                                 www.usatech.com

May 25, 2005

Dear Shareholders,

I am pleased to report that as we close out our current fiscal year ending June 30, 2005, our Company has never been better positioned for sustained growth. Specifically, interest for our products is strong - including our Energy Management, e-Port(R) Cashless Vending, e-Suds(TM) and Business Express(R) offerings, and we are very excited about the marketplace's reception to our latest products such as e-Port G-5, the internal VendingMiser (VM2IQ(TM)), our next generation e-Suds, and the Business Express Mini. In addition, our profit margin for the three months ended March 31, 2005 expanded to 50%. We feel these achievements set the stage for what promises to be an exciting fiscal year of growth and development beginning July 1, 2005.

Escalating Demand for Energy Management Products

We have received the initial schedule from PepsiCo pursuant to our recently announced agreement. One of Pepsi's three largest bottlers in the US is the first to submit a schedule for 10,050 VendingMisers that are intended to be installed by Pepsi in a Fortune 50 retailer's vending machines nationwide. The retailer has indicated a need for more than 100,000 VendingMisers and/or EnergyMisers for both vending machines and coolers located in the company's stores worldwide.

We saw the energy crisis worsen, and today energy costs are still at record highs with little relief in sight. It caused governments and business to refocus on the value of energy conservation technology. This has created a significant opportunity for our energy management products.

Expanding International Customer Base

We received word from THS International S.r.l, of Milan, our Italian distributor, that they were in advanced negotiations to sell VendingMisers and CoolerMisers to significant customers in Germany and Spain, with more anticipated orders coming from throughout Europe.

Over the past few months, we have seen an increase in interest from international customers located in the United Kingdom, Japan, China, Australia, New Zealand, Mexico, Brazil, Uruguay, Chile and Puerto Rico. We are rapidly expanding our markets beyond the United States to countries where energy on average costs two to three times that of the US.

We received word that the State of Texas is considering legislation making it mandatory that all vending machines located in a State owned or leased building be fitted with energy savings devices.

We have had a long relationship with Austin Energy, a Texas power utility that offers VendingMisers, CoolerMisers, and SnackMisers free of charge, including installation, to vending machine operators and locations in the city to install in their machines. The State of Texas is committed to energy conservation, and we anticipate its actions will quickly spread and be adopted by other states and cities.


                   T 800.633.0340/610.989.0340 F 610.989.0344
                100 Deerfield Lane, Suite 140, Malvern, PA 19355
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"Greenbytes," the official magazine of the U.S. Environmental Protection Agency
(EPA), reported recently that VendingMisers were being installed in state owned buildings in New England, where states are determined to implement energy management to lower the drain on the energy grid and save on energy cost.

Exciting Developments in Cashless Vending

We are in the implementation phase with a leading vending and facilities management provider to install our e-Port technology in college point of sale
(POS) systems. The company, with revenues in excess of $8 billion, provides services to 500 colleges and universities across the US.

I'm also delighted to report that MEI, one of the world's largest manufacturers of unattended payment systems, continues to work with our Company on bringing to market its line of MEI branded cashless vending products -- utilizing our cashless technology and Intellectual Property through a license from USA Technologies. The product will be connected to our USALive(R) Network.

We recently reported that A&B Vending, a major vending machine operator in the Northeast, had begun fitting vending machines at roadside rest stops with the cashless e-Port to offer consumers greater convenience, and to stop theft and vandalism. A&B Vending operates 4,000 vending machines.

There is more. We are collaborating with major players in the credit/debit card industry such as American Express, MasterCard and others to bring contactless payment technology to the vending market; and for us to further participate in the $40 billion US vending business, considered one of the last major cashless opportunities. These companies are conducting multi-million dollar advertising campaigns and shipping millions of new credit cards to consumers with RFID capability.

The contactless cards are activated by radio frequency identification (RFID) technology, and are recognized by the e-Port terminal when the consumer either passes the credit card in front of the vending machine, or taps the reader. Our e-Port technology is also designed to continue to let consumers swipe their cards.

We also anticipated that beverages would quickly rise above $1.00 in vending, and that day has come. The beverage industry recently moved to a suggested minimum selling price of $1.25 in most vending locations, which increases the need for a cashless payment response. Recent surveys indicate that most consumers prefer to use a cashless payment system rather than carrying large amounts of bills or cash in their pockets.

Expanding e-Suds Services

Temple University in Philadelphia, one of the biggest universities in the US, is installing e-Suds in 40 laundry rooms this summer to serve 34,000 students, and we have plans in place to install e-Suds at more colleges, including Case Western Reserve University, a world-renowned educational institution located in Cleveland, Ohio.

We have a current backlog of orders for e-Suds, and our customers are delighted. We expect to be busy throughout the summer installing e-Suds in a growing number of colleges and universities - and with Case Western, Temple, University of Cincinnati, and others which are planned - nearly 100,000 additional students are expected to have access to the e-Suds service by the Fall Semester 2005.

Business Express Setting Sales Records

Our Business Express product line is breaking records each quarter, and we are anticipating another outstanding year for fiscal 2005.

Patents Growing

We continue to safeguard our technology with patent protection, with our arsenal of patents currently at 62 patents granted and 26 patents pending.

Expanding Margins

We have another piece of satisfying news, both for our customers and for investors. We recently reorganized and restructured some of our manufacturing processes allowing us to lower our per unit equipment cost. In addition, our profit margin is no longer burdened by the amortization of costs from our investment in software development, as this investment was fully amortized by June 30, 2004. This, coupled with our lower per unit equipment costs, helped raise our profit margin to 50 percent. We expect these margins to hold in the near future - helping lead the way to profitability and beyond.

Never Stronger

We look forward to revenue growth and global distribution of our products. Orders for all our products - specifically the Energy Miser, e-Port, e-Suds and Business Express product lines -- are growing, and coming from all parts of the world. Everyone is working harder than ever to respond to the demand, and I am delighted to report that morale has never been higher. We are motivated and excited by recent events, and by the opportunities, we see ahead. Again, I want to thank you for your confidence and support, and for helping turn our vision for USA Technologies into a reality.

Sincerely,


/s/ George R. Jensen Jr.

George R. Jensen Jr.
Chairman & CEO